Exhibit 10.2

EXECUTION VERSION

CLASS B STOCK EXCHANGE AGREEMENT

This CLASS B STOCK EXCHANGE AGREEMENT (this “Agreement”) is entered into as of March 26, 2018, by and among GGP Inc., a Delaware corporation (the “Company”), and the parties listed on Exhibit A hereto (each, a “Stockholder” and collectively, the “Stockholders”). Unless context otherwise requires, capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, the Stockholders are collectively the owners of 323,641,838 shares of common stock, par value $0.01, of the Company (collectively, the “Contributed Shares”) as set forth on Exhibit A hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has entered into an Agreement and Plan of Merger with Brookfield Property Partners L.P., a Bermuda limited partnership (“Parent”), and Goldfinch Merger Sub Corp., a Delaware corporation (“Acquisition Sub”) (as may be amended or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, among other things, on the terms and subject to the conditions set forth in the Merger Agreement, Acquisition Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and an indirect subsidiary of Parent (the “Merger”); and

WHEREAS, in connection with the approval by the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a committee of the Company Board consisting only of non-management independent directors of the Company (the “Special Committee”) (which, for the avoidance of doubt, does not include any of the Affiliated Directors), of the Merger Agreement and the transactions contemplated thereby, on the terms and subject to the conditions set forth in the Merger Agreement, prior to the Class B Exchange (as defined below), the Company will (i) amend and restate the Company’s certificate of incorporation as set forth in the Form of Amended & Restated Certificate of Incorporation attached to the Merger Agreement as Exhibit A, pursuant to which a class B stock, par value $0.01, of the Company shall be authorized and issued (such class B stock, the “Class B Stock”) and (ii) amend and restate its bylaws as set forth in the Form of Amended & Restated Bylaws attached to the Merger Agreement as Exhibit C;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, and prior to the consummation of the Merger, (i) the Stockholders desire to contribute to the Company the Contributed Shares in exchange for 323,641,838 shares of Class B Stock, in the aggregate, issued by the Company to the Stockholders and (ii) the Company desires to accept the Contributed Shares from the Stockholders and to issue such Class B Stock to the Stockholders on the terms and conditions herein; and

WHEREAS, the Stockholders and the Company intend that the Class B Exchange will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354 and 368 of the Code.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Contribution and Class B Exchange. Upon the terms and subject to the conditions set forth in this Agreement, at the Class B Exchange Effective Time (as defined below):

(a) each Stockholder shall contribute, assign, transfer and deliver to the Company the number of Contributed Shares as set forth in Exhibit A hereto opposite such Stockholder’s name, and shall execute all other documents and instruments reasonably necessary or desirable for the transfer of the Contributed Shares to the Company (the “Contribution”); and

(b) as consideration for the Contribution, the Company shall issue (the “Class B Issuance” and, together with the Contribution, the “Class B Exchange”) to each Stockholder the number of shares of Class B Stock as set forth on Exhibit A hereto opposite such Stockholder’s name (the “Class B Exchange Shares”) by delivery of a certificate issued in the name of such Stockholder and evidencing such Class B Exchange Shares.

2. Class B Exchange Effective Time. The consummation of the Class B Exchange contemplated hereby shall take place on the Charter Closing Date and immediately following the Charter Effective Time (such time the “Class B Exchange Effective Time”) and prior to the Requested Transactions Effective Time, the declaration of the Pre-Closing Dividend and the Merger Effective Time, without any further action on the part of the Company or the Stockholders.

3. Conditions to the Class B Exchange.

(a) The obligations of the Company to consummate the Class B Exchange contemplated hereby shall be subject to the occurrence of the Charter Effective Time.

(b) The obligations of the Stockholders to consummate the Class B Exchange contemplated hereby shall be subject to the occurrence of the Charter Effective Time.

4. Representations and Warranties of the Company. The Company hereby represents and warrants as of the date hereof to the Stockholders as follows:

(a) Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and, to the extent such concept is applicable, is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or, to the extent such concept is applicable, in good standing would not have a Company Material Adverse Effect. The Company is not in violation of its certificate of incorporation or bylaws, each as amended, restated or amended and restated as of the date of this Agreement.

(b) Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, including the acceptance of the Contributed Shares and the Class B Issuance of the Class B Exchange Shares, have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, other than obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Limitations.

(c) Non-Contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions hereunder do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or similar organizational documents of the Company or any of its Subsidiaries, (ii) violate, conflict with, require a payment under, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination or amendment of, or accelerate the performance required by, or result in a right of termination or acceleration or loss of a benefit under, any Contract (not otherwise terminable by the other party thereto on one hundred eighty (180) days’ or less notice) to which the Company or any of its Subsidiaries is a party or by which their assets are bound, (iii) subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their assets are bound, or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the real property or other assets of the Company or any of its Subsidiaries, except with respect to clauses “(ii)” through “(iv)” above, for such violations, conflicts, defaults, terminations, amendments, accelerations, loss of benefit or Liens that would not have a Company Material Adverse Effect.

(d) Consents. No Consent in respect of or by any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except (a) the filing and recordation of the Charter Amendment with the Secretary of State of the State of Delaware and (b) such other Consents, the failure of which to obtain would not have a Company Material Adverse Effect.

(e) Class B Issuance of the Class B Exchange Shares. At the Class B Exchange Effective Time, the Class B Exchange Shares will be validly approved and established by the Company Board and no further authorization will be required in order for the Company to consummate the transactions contemplated hereby, including the Class B Issuance and the Class B Exchange. At the Class B Exchange Effective Time, the Class B Exchange Shares will be duly authorized for issuance, upon delivery of the Class B Exchange Shares as contemplated hereunder, will be validly issued, fully paid and non-assessable, free of restrictions on transfer other than those restrictions under this Agreement, and will not be issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.

5. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants, jointly and severally, as of the date hereof to the Company, as follows:

(a) Investment Representation. Each Stockholder is an “accredited investor” under Regulation D of the Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”). Each Stockholder is aware that the Class B Exchange Shares have not been registered under the Securities Act, or qualified under any state securities Laws. The Class B Exchange Shares issuable to each Stockholder pursuant to this Agreement are being acquired for investment purposes only and not for sale or with a view to distribution of all or any part thereof in violation of the securities Laws.

(b) Restricted Securities. Each Stockholder is aware that there are limitations and restrictions on the circumstances under which each Stockholder may offer to sell, transfer or otherwise dispose of the Class B Exchange Shares imposed by operation of applicable securities Laws. Each Stockholder acknowledges that as a result of such limitations and restrictions, it might not be possible to liquidate an investment in the Class B Exchange Shares readily and that it may be necessary to hold such investment for an indefinite period.

(c) Authority. Each Stockholder has the requisite corporate or similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each Stockholder of this Agreement, the performance by each Stockholder of its covenants and obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby, including to contribute the Contributed Shares and accept the Class B Exchange Shares, have been duly authorized by all necessary limited liability company or corporate actions, as applicable, on the part of each such Stockholder, and no additional corporate or similar actions on the part of any such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Stockholder enforceable against each Stockholder in accordance with its terms, subject to Enforceability Limitations. If such Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) Non-Contravention. The execution and delivery by each Stockholder of this Agreement, the performance by each Stockholder of its covenants and obligations hereunder and the consummation by each Stockholder of the transactions hereunder do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or similar organizational documents of such Stockholder, (ii) violate, conflict with, require a payment under, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination or amendment of, or accelerate the performance required by, or result in a right of termination or acceleration or loss of a benefit under, any Contract (not otherwise terminable by the other party thereto on one hundred eighty (180) days’ or less notice) to which such Stockholder is a party or by which its assets are bound, (iii) violate or conflict with any Law or Order applicable to such Stockholder or by which any of its assets are bound or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the real property or other assets of such Stockholder, except with respect to clauses “(ii)” through “(iv)” above, for such violations, conflicts, defaults, terminations, amendments, accelerations, loss of benefit or Liens that would not reasonably be expected, individually or in the aggregate, to prevent or materially delay such Stockholder’s ability to perform such Stockholder’s obligations hereunder.

(e) Contributed Shares. Each Stockholder is the record and beneficial owner of, or is a trust or estate that is the record holder of and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Contributed Shares set forth opposite such Stockholder’s name on Exhibit A hereto, free and clear of any and all security interests, liens, changes, encumbrances, equities, claims, options or limitations of whatever nature, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise transfer or dispose of such Contributed Shares), in each case, (1) other than restrictions in favor of the Company pursuant to the Voting Agreement and the Standstill Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act, or the “blue sky” Laws of the various states of the United States, or (2) other than any of the foregoing that would not reasonably be expected to, prevent, impede or delay such Stockholder’s ability to perform such Stockholder’s obligations hereunder. Other than this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer, or cause to be Transferred, any of the Contributed Shares set forth opposite such Stockholder’s name on Exhibit A hereto and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Contributed Shares.

(f) Consents. No Consent in respect of or by any Governmental Authority is required on the part of any Stockholder in connection with the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its covenants and obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby, except such other Consents that would not reasonably be expected, individually or in the aggregate, to prevent or delay such Stockholder’s ability to perform such Stockholder’s obligations hereunder.

6. Restrictions on Transfer. Each Stockholder covenants and agrees that during the period from the date of this Agreement through the Expiration Date (as defined below), other than as contemplated by this Agreement or with the prior written consent of the Company, upon the recommendation of the Special Committee, such Stockholder will not, directly or indirectly, (i) transfer, assign, sell, gift, pledge, encumber, lend, hypothecate or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution, merger, by operation of law or otherwise) of, or consent (whether or not in writing) to, any of the foregoing (“Transfer”), or cause to be Transferred, any or all of the Contributed Shares; provided, that nothing in this clause (i) shall prohibit Transfers from any Stockholder(s) to any other Stockholder(s) or any Affiliate of any Stockholder(s) so long as any such transferee agrees in writing to assume all of the obligations in this Agreement applicable to a Stockholder with respect to all Contributed Shares so transferred by the execution and delivery of a joinder to this Agreement, (ii) enter into any contract, option, swap or other position or other arrangement or undertaking with respect to the Transfer of any Contributed Shares or conveying the right to acquire or vote the Contributed Securities or (iii) take any other action, that would materially restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder. The foregoing restrictions on Transfers of Contributed Shares shall not prohibit any such Transfers by any Stockholder in connection with the Transactions, including Transfers from a Stockholder to Parent or one or more of its Subsidiaries provided any such transferee agrees to be bound by the terms of this Agreement.

7. Tax Treatment. The parties hereto intend that the Class B Exchange will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, and applicable state and local, income tax purposes. The parties hereto shall not take any action that is inconsistent with the tax treatment set forth in this Section 7, and shall prepare and file all tax returns in a manner consistent with such treatment.

8. Additional Covenants of the Stockholders.

(a) Further Assurances. From time to time and without additional consideration, each Stockholder shall (at such Stockholder’s sole cost and expense) execute and deliver, or cause to be executed and delivered, such additional instruments, and shall (at such Stockholder’s sole cost and expense) take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent and purpose of this Agreement.

(b) Validity of this Agreement. Each Stockholder agrees not to commence, join in, facilitate, assist or knowingly encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company or any of its Affiliates, successors or directors challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement.

9. Termination. Notwithstanding Section 18, this Agreement shall automatically terminate without further action upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the written agreement of the Stockholders and the Company, upon recommendation of the Special Committee, to terminate this Agreement (such earliest date, the “Expiration Date”). If this Agreement is terminated pursuant to this Section 9, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except that this Section 9, and Sections 12-13, 16-23 of this Agreement shall survive the termination of this Agreement.

10. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Contributed Shares prior to the Class B Exchange Effective Time. All rights, ownership and economic benefits of, and relating to, the Contributed Shares shall remain vested in and belong to the Stockholders until the Class B Exchange Effective Time, and the Company shall have no authority to direct the Stockholders in the voting or disposition of any of the Contributed Shares, except as otherwise provided herein.

11. Documentation and Information. Each Stockholder consents to and hereby authorizes the Company to publish and disclose in all documents and schedules filed with or furnished to the SEC, and any press release or other disclosure document that the Company determines to be necessary in connection with the Transactions, such Stockholder’s identity and ownership of the Contributed Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that the Company may, in the Company’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority. Such Stockholder agrees to promptly give the Company any information it may reasonably require relating to such Stockholder for the preparation of any such disclosure documents. The initial press release regarding the Transactions shall be a joint press release issued by the parties to the Merger Agreement and thereafter none of the parties to this Agreement or any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Transaction Agreements and the Transactions without the prior consultation of the other party and giving the other party the opportunity to review and comment on such press release or other announcement, except for any such release or other announcement (i) required by applicable Law or the rules or regulations of any applicable United States securities exchange, the Toronto Stock Exchange or regulatory or Governmental Authority to which the relevant party is subject or (ii) containing only information previously publicly disclosed in accordance with this Section 11 and Section 6.03 of the Merger Agreement or otherwise consistent in all material respects with previous statements made jointly by Parent and the Company; provided, however, that the restrictions set forth in this Section 11 and Section 6.03 of the Merger Agreement shall not apply to any release or announcement made or proposed to be made following a Company Board Recommendation Change.

12. Legal Representation. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

13. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Transactions are consummated.

14. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and each Stockholder contained in this Agreement shall terminate at the Class B Exchange Effective Time, and only the covenants that by their terms survive the Class B Exchange Effective Time shall so survive the Class B Exchange Effective Time in accordance with their respective terms.

15. Specific Performance. Each Stockholder acknowledges and agrees that (a) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (b) the Company is relying on such covenants in connection with entering into the Merger Agreement and (c) a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law and for which monetary damages are not readily ascertainable. Therefore, each Stockholder agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Stockholder from committing any violation of such covenants, obligations or agreements.

16. Incorporation by Reference. The parties hereto agree that Sections 9.09(a)-(b) and 9.13 of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

17. WAIVER OF JURY TRIAL. Each of the parties hereto hereby acknowledges and agrees that any controversy that may arise under or relating to this Agreement or the transactions contemplated hereby is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives all rights it may have to a trial by jury in respect of any litigation (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement, the transactions contemplated hereby or the facts or circumstances leading to the execution or performance of this Agreement. Each party certifies and acknowledges that (i) no party or representative or affiliate thereof has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of such waiver, (iii) it makes such waiver knowingly and voluntarily and (iv) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this paragraph.

18. Amendment, Waivers, etc. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by (a) the Company, upon the recommendation of the Special Committee, and (b) each of the Stockholders. Without limiting the foregoing, no provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

19. Assignment; No Third Party Beneficiaries. Subject to Section 6, no party hereto may assign, in whole or in part, by operation of law or otherwise, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 19 shall be null and void. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

20. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand, electronic mail or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice or communication:

(a)    if to the Company, to:

GGP Inc.

350 N. Orleans St., Suite 300

Chicago, IL 60654-1607

Attention: General Counsel

Email: GeneralCounsel@ggp.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Alan Klein

Email: aklein@stblaw.com

and

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	Joseph C. Shenker

Robert W. Downes

Brian E. Hamilton

Email:	shenkerj@sullcrom.com

downesr@sullcrom.com

hamiltonb@sullcrom.com

(b)    if to any Stockholder, to:

Brookfield Property Group

Brookfield Place

250 Vesey Street, 15th Floor

New York, NY 10181

Attention:	Brian Kingston, Chief Executive Officer

 Murray Goldfarb, Managing Partner

Email:	brian.kingston@brookfield.com

 murray.goldfarb@brookfield.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

Matthew J. Gilroy

Email:	Michael.aiello@weil.com

Matthew.gilroy@weil.com

and

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:	Gilbert G. Menna

Mark S. Opper

Email:	gmenna@goodwinlaw.com

mopper@goodwinlaw.com

21. Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

22. Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (including the Voting Agreement and the Merger Agreement) constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings among the parties hereto with respect to the subject matter hereof. No addition to or modification of any provision of this Agreement shall be binding upon either party hereto unless made in writing in accordance with Section 20 and signed by both parties.

23. Section Headings. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

24. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in counterparts, as of the date first above written.

THE COMPANY:

GGP INC.

By:	/s/ Sandeep Mathrani
Name:	Sandeep Mathrani
Title:	Chief Executive Officer

[EXCHANGE AGREEMENT]

STOCKHOLDERS:

BROOKFIELD RETAIL HOLDINGS VII LLC

By:	BROOKFIELD ASSET MANAGEMENT
PRIVATE INSTITUTIONAL CAPITAL
ADVISER US, LLC, its manager

By:	/s/ Murray Goldfarb
Name:	Murray Goldfarb
Title:	Managing Partner

NEW GGP WARRANTS LLC

By:	/s/ Danielle Brody
Name:	Danielle Brody
Title:	Vice President

BROOKFIELD RETAIL MALL LLC

By:	/s/ Danielle Brody
Name:	Danielle Brody
Title:	Vice President

BW PURCHASER, LLC

By:	/s/ Danielle Brody
Name:	Danielle Brody
Title:	Vice President

BROOKFIELD RETAIL HOLDINGS WARRANTS LLC

By:	BROOKFIELD ASSET MANAGEMENT
PRIVATE INSTITUTIONAL CAPITAL
ADVISER US, LLC, its manager

By:	/s/ Danielle Brody
Name:	Murray Goldfarb
Title:	Managing Partner

[EXCHANGE AGREEMENT]

BPY RETAIL I LLC

By:	/s/ Danielle Brody
Name:	Danielle Brody
Title:	Vice President

BPY RETAIL V LLC

By:	/s/ Danielle Brody
Name:	Danielle Brody
Title:	Vice President

BROOKFIELD BPY RETAIL HOLDINGS II SUBCO LLC

By:	/s/ Danielle Brody
Name:	Danielle Brody
Title:	Vice President

NEW BROOKFIELD BPY RETAIL HOLDINGS II LLC

By:	/s/ Danielle Brody
Name:	Danielle Brody
Title:	Vice President

BROOKFIELD RETAIL HOLDINGS II SUB III LLC

By:	BROOKFIELD ASSET MANAGEMENT
PRIVATE INSTITUTIONAL CAPITAL
ADVISER US, LLC, its manager

By:	/s/ Murray Goldfarb
Name:	Murray Goldfarb
Title:	Managing Partner

[EXCHANGE AGREEMENT]

EXHIBIT A

Stockholders

Stockholder	Contributed Shares	Class B Exchange Shares
BW Purchaser, LLC	12,989,228	12,989,228
New GGP Warrants LLC	28,573,419	28,573,419
Brookfield Retail Holdings Warrants LLC	24,063,298	24,063,298
Brookfield Retail Mall LLC	2,577,297	2,577,297
Brookfield Retail Holdings VII LLC	79,094,965	79,094,965
BPY Retail I LLC	45,890,612	45,890,612
BPY Retail V LLC	70,114,877	70,114,877
New Brookfield BPY Retail Holdings II LLC	6,985,772	6,985,772
Brookfield BPY Retail Holdings II Subco LLC	53,000,412	53,000,412
Brookfield Retail Holdings II Sub III LLC	351,958	351,958

Total:	323,641,838	323,641,838